UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 16, 2010 (February 12, 2010)
ALEXZA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51820	77-0567768

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Alexza Pharmaceuticals, Inc.
2091 Stierlin Court
Mountain View, California	94043

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (650) 944-7000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 24, 2009, the Board of Directors (the “Board”) of Alexza Pharmaceuticals, Inc. (the “Company”), approved the adoption of the 2009-2010 Performance Based Incentive Program (the “Performance Program”) for the Company’s employees, including its executive officers. The Performance Program was adopted to motivate and retain the Company’s employees.
     Under the terms of the Performance Program, each employee, including each executive officer, has been assigned a two-year target value amount (a “TVA”) based upon such employee’s current base salary, past bonus targets, past salary merit raises and an incentive multiplier, with the incentive multiplier increasing based on an employee’s employment level within the Company. Payouts under the Performance Program are contingent upon the achievement of two specified corporate milestones related to the submission and approval of a New Drug Application for the AZ-004 (Staccato loxapine) product candidate (the “Milestones”) and were also based on achievement of specified corporate performance goals set forth in the Performance Program (collectively, the “2009 Key Goals”). Payouts under the Performance Program, if any, are comprised of cash, restricted stock units and stock option awards, and are calculated in accordance with a formula that takes into account each employee’s TVA and personal performance rating at the time the Company achieves any such Milestone. In order to be eligible for participation in the Performance Program, an employee must be a current employee and in good standing with the Company on the date an applicable Milestone is achieved, and have at least a minimum personal performance rating of 70%.
     Under the terms of the Performance Program, the first 70% of any TVA payout are paid with RSU’s and stock options. TVA payout above 70% will be paid in cash. Alexza’s NDA for AZ-004 was submitted on December 11, 2009. On December 28, 2009, the Board granted stock awards under the Performance Program. Each employee’s potential bonus payout was a function of the TVA component, 80% of which was based on the actual achievement of the 2009 Key Goals and 20% of which was left to the Board’s discretion. The two primary categories of 2009 Key Goals are the achievements of the Milestones (each a “Key Goal Accomplishment”). Using the same philosophy toward goal setting as with the overall 2009 Corporate Goals, a possible payout of the Key Goal Accomplishment component was greater than 100%. If less than 70% of the Key Goals were accomplished, the Key Goal Accomplishment component would have been 0 and there would have been no employee payout under the 2009 — 2010 Performance Program.
     On February 12, 2010, after the Board reviewed the Company’s fiscal year 2009 results measured against the 2009 Key Goals, the Board determined that 95% of the 2009 Key Goals were achieved in 2009 (which has an 80% allocation to the payout equation), and determined that the Board Discretionary achievement was 95% (which has a 20% allocation to the payout equation). As a result, all employees were eligible to receive approximately 95% of the portion of their target bonus that was related to the achievement of corporate goals. Based on this determination, on February 12, 2010 the Board approved the following cash bonus payments to the Company’s executive officers.

Executive Officer	2009 Cash Bonus
Thomas B. King President and Chief Executive Officer	$73,050.00

James V. Cassella, Ph.D. Senior Vice President, Research and Development	$42,306.00

August J. Moretti Senior Vice President, Chief Financial Officer and Secretary	$36,537.00

Michael J. Simms Senior Vice President, Operations & Quality	$42,306.00
The Company will provide additional information regarding the compensation awarded to its “named executive officers” in respect of and during the year ended December 31, 2009, in the proxy statement for its 2010 annual meeting of stockholders, which is expected to be filed with the Securities and Exchange Commission in April 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alexza Pharmaceuticals, Inc.
Date: February 16, 2010	By:	/s/ Thomas B. King
Thomas B. King
President and Chief Executive Officer